Filed Pursuant to Rule 433

Registration No. 333 - 130116

December 20, 2005

Relating to Preliminary Prospectus

dated December 20, 2005

PIXELPLUS CO., LTD.

An Amendment to the Registration Statement has been filed reflecting a revised price range described below. The revised preliminary prospectus dated December 20, 2005 is included in the Amendment and sets forth the related changes in greater detail.

Price range: The estimated initial public offering price is between US$8.00 and US$9.00 per ADS.

Settlement date: December 27, 2005

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free +1-800-538-8524.

The most recent registration statement, as amended (including a preliminary prospectus) can be accessed through the following link: http://www.sec.gov/Archives/edgar/data/1331588/000119312505245588/dposam.htm.